DIRK POTTER, SBN 107091

Jacobs, Anderson, Potter and Chaplin

20 Independence Circle

Chico, CA 95973

(530) 342-1848

Attorney for Plaintiff

SUPERIOR COURT OF THE STATE OF CALIFORNIA

COUNTY OF BUTTE

BRK Holdings, LLC,

CASE NO. NC51874

Plaintiff,

SETTLEMENT STIPULATION

vs.

Golden West Brewing Company,

     Defendant                              /

IT IS HEREBY STIPULATED and agreed to by and between plaintiff BRK Holdings, LLC by and through its attorney DIRK POTTER, and defendant Golden West Brewing Company, as follows:

1.  Defendant acknowledges that past-due rents for the premises located at 945 W. 2nd St., Chico, California are $14,904.00 to February 28, 2009.  In addition, plaintiff has incurred attorneys’ fees and court costs of $800.00, to date.

2.  Plaintiff agrees to allow defendant Golden West Brewing Company to remain in possession of the premises located at 945 W. 2nd Street, Chico, California on the following terms and conditions:

a. Defendant agrees to pay to plaintiff, in certified funds, the amount of $3,726.00 on or before the 5th day of each calendar month defendant remains in possession. The parties specifically agree that the payment made for April 2009 may be paid by 5:00 p.m. April 15, 2009.

b. Said payments are to me made to the Law Office of Dirk Potter, 20 Independence Circle, Chico, California 95973.

c. The first payment due hereunder, for the month of March 2009, is due on or before 5:00

p.m. March 24, 2009.

d. Plaintiff is allowing defendant to remain in possession so as to facilitate defendant’s efforts to sell certain equipment and materials that are located at the premises.

e. Defendant agrees to return legal possession of the premises to plaintiff upon the sale of the defendant’s equipment.

f.  The parties agree that, should defendant vacate the premises during a month for which rent has been paid, plaintiff shall credit to defendant’s account a pro-rata portion of any pre-paid rent for the remainder of the month that defendant is not in possession of the premises.

g. The parties further agree that, in the event of Golden West Brewing Company’s default in any payment hereunder, plaintiff shall be entitled to dispose of any equipment remaining on the premises pursuant to the statutory provisions regarding disposition of tenant personal property.  Plaintiff agrees that, in the event of default, Golden West Brewing Company will have the right to claim any remaining personal property by its payment of past-due rents and reasonable storage fees to the date the equipment is removed.

h. By this agreement plaintiff is not waiving any claim to past-due rents and charges that may have accrued under the terms of the lease agreement between the parties nor is plaintiff waiving any claims for future rents that may become due under the terms of the lease agreement.

3.    In the event that defendant fail to make any payment as provided in Paragraph 2(a)

above, plaintiff shall be entitled to file this  Stipulation with the Court together with a Declaration  of Default  and shall be entitled to immediate  issuance of a Writ of Possession for the premises

SETTLEMENT STIPULATION

located at 945 W. 2nd St., Chico, California and Judgment for rents due to the date possession of the premises is restored, for past-due rents, attorneys’ fees and costs as set forth in Paragraph 1.

4.  The parties expressly agree that, in the event this Stipulation is filed with the Court together with a Declaration of Default, any Judgment requested may be ordered by an appointed court commissioner.

Dated: March 21, 2009

__/s/ Dirk Potter______

DIRK POTTER

Attorney for Plaintiff

Dated: March  31 2009

Golden West Brewing Company.

    By: ___/s/ John C. Power_________

JOHN C. POWER

CEO/Director

SETTLEMENT STIPULATION